Exhibit 99.3

Partner Memo

EMAIL COMMUNICATION:

Bradley H. Feldmann

Chairman, President & CEO

Subject: Acquisition of Cubic

Dear Cubic Partners,

This morning we announced that we have signed a definitive agreement to be acquired by Veritas Capital and Evergreen Coast Capital Corporation. Following the completion of the transaction, we will become a privately held company. A copy of the press release we issued a few minutes ago is below.

This partnership brings additional resources that we will leverage to accelerate our growth, while strengthening our ability to help solve our customers’ most pressing challenges through innovative, mission-critical solutions, services and platforms. Veritas is a longstanding investor in companies operating at the intersection of technology and government. They bring deep experience in our industry along with a successful track record of helping companies like ours reach their full potential by investing capital and supporting operational improvements. Evergreen also has a long-term focus and a strong background investing in technology companies.

In terms of what this means for you, it is business as usual at the company and there will be no changes in our operations or your day-to-day interactions with our team. Our focus remains on being great partners to you and our customers. Further, Cubic will continue to deliver on its initiatives to drive growth and operational excellence.

As with any transaction, this agreement is subject to shareholder approval and customary closing conditions. We anticipate that the acquisition will be completed during the second calendar quarter of 2021.

If you have any questions, please do not hesitate to reach out to your regular point of contact at Cubic.

Thank you for your business.

Sincerely,

/s/ Bradley H. Feldmann

Bradley H. Feldmann

Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction involving Cubic, Veritas and Evergreen. In connection with the proposed transaction, Cubic intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, Cubic will mail or otherwise provide the definitive proxy statement and a proxy card to each shareholder of Cubic entitled to vote at the special meeting relating to the proposed transaction. This communication is not a substitute for the proxy statement or any other document that Cubic may file with the SEC or send to its shareholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS OF CUBIC ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED TRANSACTION THAT CUBIC WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. The definitive proxy statement and other relevant materials in connection with the proposed transaction (when they become available), and any other documents filed by Cubic with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov or at Cubic’s website at www.cubic.com.

Participants in the Solicitation

This communication does not constitute a solicitation of proxy, an offer to purchase, or a solicitation of an offer to sell any securities. Cubic and its directors and executive officers are, and certain employees may be, deemed to be participants in the solicitation of proxies from shareholders in connection with the proposed transaction. Information regarding the names of such persons and their respective interests in the proposed transaction, by securities holdings or otherwise, will be set forth in the definitive proxy statement when it is filed with the SEC. Additional information regarding these individuals is set forth in Cubic’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020, filed with the SEC on November 18, 2020, Amendment No. 1 to Cubic’s Annual Report on Form 10-K/A for the fiscal year ended September 30, 2020, filed with the SEC on January 28, 2021 and the definitive proxy statement on Schedule 14A for Cubic’s most recent Annual Meeting of Shareholders held in February 2020, which was filed with the SEC on January 17, 2020. To the extent Cubic’s directors and executive officers or their holdings of Cubic securities have changed from the amounts disclosed in those filings, to Cubic’s knowledge, such changes have been or will be reflected on initial statements of beneficial ownership on Form 3 or statements of change in ownership on Form 4 on file with the SEC. These documents are (or, when filed, will be) available free of charge at the SEC’s website at www.sec.gov or at Cubic’s website at www.cubic.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor created thereby. Statements that are not historical or current facts, including statements about beliefs and expectations and statements relating to the proposed transaction among the Company, Veritas and Evergreen, are forward-looking statements. These forward-looking statements are often, but not always, made through the use of words or phrases such as “may,” “will,” “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “predict,” “potential,” “opportunity” and similar words or phrases or the negatives of these words or phrases. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including, but not limited to: the satisfaction of the conditions precedent to the consummation of the proposed transaction, including, the receipt of shareholder and regulatory approvals; unanticipated difficulties or expenditures relating to the proposed transaction; legal proceedings, judgments or settlements, including those that may be instituted against the Company, the Company’s board of directors and executive officers and others following the announcement of the proposed transaction; disruptions of current plans and operations caused by the announcement and pendency of the proposed transaction; potential difficulties in employee retention due to the announcement and pendency of the proposed transaction; the response of customers, suppliers, business partners and regulators to the announcement of the proposed transaction; and other risks and uncertainties and the factors identified under “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended September 30, 2020, and updated in subsequent reports filed by the Company with the SEC. These reports are available at www.cubic.com or www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

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